As filed with the Securities and Exchange Commission on September 29, 2017

Registration No.  033-64047

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1670945
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

2581 E. Kercher Road

P.O. Box 237

Goshen, Indiana 46528

(Address of Principal Executive Offices)

Mark D. Weber

President and CEO

Supreme Industries, Inc.

2581 E. Kercher Road

P.O. Box 237

Goshen, Indiana 46528

(574) 642-3070

(Name, address, and telephone number of agent for service)

Copy to:

Michael J. Silver

William I. Intner

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

(212) 918-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-3 relates to the Registration Statement on Form S-3 (033-64047), filed with the Securities and Exchange Commission on November 7, 1995 (the “Registration Statement”) by Supreme Industries, Inc., a Delaware corporation (the “Company”). The Registration Statement registered up to 1,240,379 shares of Class A common stock, $0.10 par value per share, issuable upon the exercise of the Company’s 1993 Callable Warrants.

On September 27, 2017, pursuant to an Agreement and Plan of Merger dated August 8, 2017, between the Company, Wabash National Corporation, a Delaware corporation (“Wabash National”) and Redhawk Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Wabash National (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company surviving as a direct wholly owned subsidiary of Wabash National.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all shares registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goshen, State of Indiana, on September 29, 2017.

SUPREME INDUSTRIES, INC.

By:	/s/ Jeffery L. Taylor
Name:	Jeffery L. Taylor
Title:	Vice President